Exhibit 99

FOR RELEASE 6:00 AM EDT, FRIDAY, APRIL 30, 2010

Contact:                      Robert S. Tissue, Sr. Vice President & CFO
Telephone:                      (304) 530-0552
Email:                                rtissue@SummitFGI.com

SUMMIT FINANCIAL GROUP REPORTS 2010 FIRST QUARTER RESULTS

MOOREFIELD, WV – April 30, 2010 -- Summit Financial Group, Inc. (“Company” or “Summit”) (NASDAQ:SMMF) today reported first quarter 2010 net income applicable to common shares of $46,000, or $0.01 per diluted share, compared  to 2009 first quarter net income of $1.77 million, or $0.24 per diluted share. Lower 2010 earnings reflect continued pressure from higher levels of nonperforming assets, requiring a larger loan loss provision and increasing levels of credit administration and regulatory expenses.

H. Charles Maddy III, President and Chief Executive Officer of Summit, commented, “We continue to see signs of the long-anticipated recovery in our market areas. There are signs of increasing activity in our northern Virginia real estate markets, primarily in the form of heightened investor interest. However, the volume of new residential construction activity has not yet been sufficient to have had a meaningful impact on property valuations, nor have we seen many deals actually completed.

“Like so many community banks, we have relied extensively on real estate lending to bolster growth and profits -- since this is how we can best serve our local businesses and retail customers. The recent declines in real estate activity and asset quality require that we refocus our strategies, and we have made substantial progress in several critical areas. Over the past year, we have transitioned to slower, or even negative, loan growth, lowered our portfolio risk, increased our reliance on retail deposits, and maintained our regulatory capital ratios in excess of “well-capitalized” levels. Year-over-year, loan growth declined by nearly $80 million, with substantial reductions in construction and development loans outstanding; retail deposits increased by $77 million, allowing us to pay down higher-priced wholesale funding; and lastly, we have been working hard to reduce our controllable expenses to partially offset the higher costs associated with increased levels of problem assets. Our operations continue to gain efficiencies, which should position us favorably in future quarters.”

Results from Operations

Total revenue, consisting of net interest income and noninterest income, was $12.7 million for the first quarter of 2010, a decline of 7.5 percent from the $13.8 million generated in the prior-year first quarter. Net interest income was $10.2 million, down 9.7 percent, or $1.1 million, from the 2009 first quarter. A 7.0 percent year-over-year decline in average earning assets, to $1.45 billion for the 2010 first quarter, was the primary factor impacting net interest income, combined with a four basis point contraction in the net interest margin, to 3.00 percent. Compared to the fourth quarter 2009 net interest margin of 2.83 percent, the current quarter improvement was 17 basis points, or 6.0 percent. Mr. Maddy pointed out that Summit’s net interest margin has remained relatively stable at three percent over the past year, despite higher levels of nonaccruing loans, and should remain at approximately this same level throughout 2010.

Noninterest income for the first quarter of 2010 on a GAAP basis was $2.52 million compared to $2.44 million for the 2009 first quarter, up 3.2 percent. Excluding nonrecurring items aggregating $235,000 in the first quarter of 2010 and $41,000 for the year-ago quarter, which for both quarters consisted of gains from the sale of securities and other-than-temporary impairment (“OTTI”) charges on securities, 2010 noninterest income from operations declined by $118,000, or 4.9 percent, to $2.28 million. The $135,000 decline in insurance premiums from Summit’s insurance agency subsidiary was the primary factor contributing to lower noninterest income as employers curtailed benefits spending during the current recession.

The provision for loan losses was $5.35 million for the first quarter of 2010 compared to $4.0 million and $6.83 million, respectively, for the 2009 first and fourth quarters. Summit continues to build reserves to reflect a higher level of nonperforming loans compared to the year-ago level, as well as a higher level of net loan charge-offs: $4.5 million this past quarter compared to $3.67 million for the 2009 fourth quarter and a net recovery of $1.06 million for the year-ago quarter. At March 31, 2010, the loan loss reserve was1.58 percent of total loans compared with 1.47 percent and 1.82 percent at December 31, 2009 and March 31, 2009, respectively.

Noninterest expense for the 2010 first quarter was $7.6 million, down $141,000, or 1.8 percent, from the $7.75 million reported in the year-ago quarter. Costs associated with the problem credit administration, namely, property taxes, insurance, appraisals and collection costs increased to $232,000 for the first three months of 2010 compared to $55,000 during the same period last year, while FDIC premiums were $825,000 in the first quarter of 2010, $442,000 higher compared to the year-ago period. Summit partially offset rising credit and regulatory costs through disciplined control of overhead expenses; salaries and benefits, occupancy, and equipment expense together decreased by $571,000, or 10.5 percent, year over year.

Balance Sheet

As of March 31, 2010, total assets were $1.54 billion, a decline of approximately $48.1 million, or 3.0 percent, from December 31, 2009; over the past twelve months, assets declined by $62.5 million, or 3.9 percent. Total loans, net of unearned interest and fees, were $1.13 billion at March 31, 2010, down $24.0 million, or 2.1 percent, from the $1.15 billion reported at year-end 2009, and $77.7 million, or 6.4 percent lower than the year-ago quarter-end. Commercial real estate (“CRE”) loans comprised the largest loan category -- 40 percent of loans outstanding at March 31, 2010, while residential real estate loans contributed an additional 33 percent share. Whereas commercial, CRE and residential real estate loans outstanding all registered relatively modest declines over the past twelve months (down 5.6 percent, 0.7 percent and 2.5 percent, respectively), construction and development ("C&D") loans, currently at $151.3 million, or 13 percent of the 2010 loan portfolio, was the only category to have registered significant declines year-to-date (down $10.8 million or 6.7 percent), and over the past twelve months (down $60.6 million, or 28.6 percent), primarily through a combination of loan charge-offs and foreclosures.

Although total assets declined since year-end 2009 and for the past twelve months, retail deposits remained relatively unchanged since December 31, 2009, and increased substantially over the past twelve months, allowing Summit to reduce the level of wholesale borrowings and long-term debt. Retail deposits were $776.3 million as of March 31, 2010, up $0.7 million or 0.10 percent compared to December 31, 2009, but higher by $77.2 million, or 11.0 percent compared to the year-ago quarter. Savings account balances were still the fastest growth category, but at a lesser rate than in 2009 -- up $9.9 million, or 5.2 percent, from 2009 year-end compared to growth of $104 million, or 110 percent, since the prior-year first quarter.

While retail deposits have been stable since year-end 2009, short-term wholesale funding vehicles declined by a total of $29.3 million: brokered deposits by $7.0 million

(down 2.9 percent), to $234.8 million, and short-term FHLB borrowings by $22.3 million (down 44.8 percent), to $27.5 million. In addition, Summit reduced long-term FHLB advances by $20.2 million.

Asset Quality

Nonperforming assets (“NPAs”) at March 31, 2010 were $106.4 million, or 6.9 percent of total assets, compared to $107.5 million (6.8 percent of total assets) and $87.4 million (5.5 percent of total assets), respectively, for December 31 and March 31 of 2009. Nonperforming assets decreased by $1.1 million from 2009 year-end, but were higher by $19.0 million, or 21.7 percent, compared to March 31, 2009. C&D and CRE credits continue to account for the majority of problem assets, $57.9 million and $39.0 million, respectively, at March 31, 2010 compared to $50.1 million and $26.7 million for the year-ago quarter.

Nonperforming loans were $55.5 million at March 31, 2010, down $11.4 million from 2009 year-end, with CRE accounting for $33.9 million and C&D loans accounting for $16.7 million.  Much of the problem loan improvement can be attributed to the ongoing transition to OREO as Summit has progressed through the workout cycle. First quarter 2010 OREO was $50.6 million, up $10.3 million from the linked-quarter, with CRE properties accounting for $5.1 million and C&D properties for $41.3 million.

Nonperforming residential real estate assets were $8.4 million at March 2010 quarter-end, divided evenly between nonperforming loans and repossessed properties. The commercial loan portfolio has few problem loans – approximately $0.5 million on outstandings of $122 million.

At March 31, 2010, net loan charge-offs were $4.5 million, or 1.57 percent of average loans annualized, compared to $3.7 million (1.25 percent annualized) and a recovery of $1.1 million, respectively, for the 2009 fourth and first quarters. This compares with a provision for loan losses of $5.4 million for the 2010 quarter. As a result, the allowance for loan losses increased by $843,000 this past quarter, to $17.8 million or 1.58 percent of March 31, 2010 loans compared to 1.47 percent at December 31, 2009.

Capital Adequacy

Shareholders' equity at March 31, 2010 was $90.5 million compared to $83.6 million at March 31, 2009. The Bank continues to exceed regulatory standards for a “well capitalized” institution and is in compliance with all regulatory capital requirements, as its Total risk-based capital ratio was 11.90 percent, while its Tier 1 leverage capital ratio was 8.11 percent at March 31, 2010. Total common shares outstanding as of March 31, 2010 were 7,425,472.

In conclusion, Mr. Maddy referred to the groundwork Summit laid in 2009. “The hard lessons learned through this downturn should position us for higher performance in future quarters. Our results should reflect these improvements as the year progresses and the economy returns to a more normal state.”

About the Company

Summit Financial Group, Inc., a financial holding company with total assets of $1.6 billion, operates fifteen banking locations through its wholly-owned community bank, Summit Community Bank, headquartered in Moorefield, West Virginia.  Summit also operates Summit Insurance Services, LLC headquartered in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties.  Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies.  We undertake no obligation to revise these statements following the date of this press release.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America ("GAAP").  Specifically, Summit adjusted GAAP performance measures to exclude the effects of realized and unrealized securities gains and losses included in its Statements of Income.  Management deems these items to be unusual in nature and believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Summit's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Quarterly Performance Summary -- Q1 2010 vs Q1 2009

	For the Quarter Ended		Percent
Dollars in thousands	3/31/2010	3/31/2009	Change
Condensed Statements of Income
Interest income
Loans, including fees	$17,040	$18,254	-6.7%
Securities	3,594	4,737	-24.1%
Other	11	-	n/a
Total interest income	20,645	22,991	-10.2%
Interest expense
Deposits	5,498	6,620	-16.9%
Borrowings	4,915	5,035	-2.4%
Total interest expense	10,413	11,655	-10.7%
Net interest income	10,232	11,336	-9.7%
Provision for loan losses	5,350	4,000	33.8%
Net interest income after provision
for loan losses	4,882	7,336	-33.5%
Noninterest income
Insurance commissions	1,209	1,344	-10.0%
Service fee income	707	736	-3.9%
Realized securities gains (losses)	264	256	3.1%
Other-than-temporary impairment of securities	(29)	(215)	-86.5%
Other income	365	319	14.4%
Total noninterest income	2,516	2,440	3.1%
Noninterest expense
Salaries and employee benefits	3,723	4,279	-13.0%
Net occupancy expense	521	597	-12.7%
Equipment expense	629	568	10.7%
Professional fees	274	334	-18.0%
FDIC premiums	825	383	115.4%
Other expenses	1,638	1,590	3.0%
Total noninterest expense	7,610	7,751	-1.8%
Income before income taxes	(212)	2,025	-110.5%
Income taxes	(332)	260	-227.7%
Net Income	120	1,765	-93.2%
Preferred stock dividends	74	-	n/a
Net income applicable to common shares	$46	$1,765	-97.4%

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Quarterly Performance Summary -- Q1 2010 vs Q1 2009

	For the Quarter Ended		Percent
	3/31/2010	3/31/2009	Change
Per Share Data
Earnings per share from continuing operations
Basic	$0.01	$0.24	-95.8%
Diluted	$0.01	$0.24	-95.8%

Average shares outstanding
Basic	7,425,472	7,415,310	0.1%
Diluted	7,425,472	7,435,510	-0.1%

Performance Ratios
Return on average equity	0.20%	7.94%	-97.5%
Return on average assets	0.01%	0.43%	-97.7%
Net interest margin	3.00%	3.04%	-1.3%
Efficiency ratio - continuing operations (A)	57.78%	54.63%	5.8%

NOTE:  (A) – Computed on a tax equivalent basis excluding nonrecurring income and expense items and amortization of intangibles.

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Five Quarter Performance Summary

	For the Quarter Ended
Dollars in thousands	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Condensed Statements of Income
Interest income
Loans, including fees	$17,040	$17,480	$18,061	$18,050	$18,254
Securities	3,594	3,882	4,351	4,710	4,737
Other	11	6	5	1	-
Total interest income	20,645	21,368	22,417	22,761	22,991
Interest expense
Deposits	5,498	5,878	6,094	6,358	6,620
Borrowings	4,915	5,286	5,427	5,296	5,035
Total interest expense	10,413	11,164	11,521	11,654	11,655
Net interest income	10,232	10,204	10,896	11,107	11,336
Provision for loan losses	5,350	6,825	4,000	5,500	4,000
Net interest income after provision
for loan losses	4,882	3,379	6,896	5,607	7,336
Noninterest income
Insurance commissions	1,209	1,164	1,254	1,283	1,344
Service fee income	707	878	859	857	736
Realized securities gains (losses)	264	773	428	39	256
Other-than-temporary impairment of securities	(29)	(383)	-	(4,768)	(215)
Other income	365	437	291	247	319
Total noninterest income	2,516	2,869	2,832	(2,342)	2,440
Noninterest expense
Salaries and employee benefits	3,723	3,459	3,862	4,308	4,279
Net occupancy expense	521	484	484	466	597
Equipment expense	629	529	527	527	568
Professional fees	274	342	330	403	334
FDIC premiums	825	935	660	1,245	383
Other expenses	1,638	1,822	2,004	1,760	1,590
Total noninterest expense	7,610	7,571	7,867	8,709	7,751
Income (loss) before income taxes	(212)	(1,323)	1,861	(5,444)	2,025
Income taxes	(332)	(889)	458	(1,994)	260
Net income (loss)	120	(434)	1,403	(3,450)	1,765
Preferred stock dividends	74	74	-	-	-
Net income (loss) applicable to common shares	$46	$(508)	$1,403	$(3,450)	$1,765

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Five Quarter Performance Summary

	For the Quarter Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Per Share Data
Earnings per share
Basic	$0.01	$(0.07)	$0.19	$(0.47)	$0.24
Diluted	$0.01	$(0.07)	$0.19	$(0.46)	$0.24

Average shares outstanding
Basic	7,425,472	7,425,472	7,425,472	7,419,974	7,415,310
Diluted	7,425,472	7,425,472	7,432,584	7,431,969	7,435,510

Performance Ratios
Return on average equity	0.20%	-2.21%	6.49%	-16.13%	7.94%
Return on average assets	0.01%	-0.13%	0.35%	-0.86%	0.43%
Net interest margin	3.00%	2.83%	2.99%	3.00%	3.04%
Efficiency ratio - (A)	57.78%	57.33%	56.27%	56.50%	54.63%

NOTE:  (A) – Computed on a tax equivalent basis excluding nonrecurring income and expense items and amortization of intangibles.

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Selected Balance Sheet Data
	For the Quarter Ended
Dollars in thousands, except per share amounts	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Assets
Cash and due from banks	$5,163	$6,813	$4,415	$4,281	$15,358
Interest bearing deposits other banks	9,032	34,247	6,195	10,505	114
Securities	262,566	271,654	285,156	289,267	295,706
Loans, net	1,112,526	1,137,336	1,156,432	1,165,653	1,186,042
Property held for sale	50,562	40,293	31,193	20,435	7,807
Intangible assets	9,265	9,353	9,441	9,529	9,617
Other assets	87,382	84,929	84,961	84,240	84,324
Total assets	$1,536,496	$1,584,625	$1,577,793	$1,583,910	$1,598,968
Liabilities and Shareholders' Equity
Retail deposits	$776,251	$775,524	$702,785	$705,953	$699,065
Brokered time deposits	234,785	241,814	267,237	248,271	256,293
Short-term borrowings	27,456	49,739	73,733	104,718	120,480
Long-term borrowings and
subordinated debentures	397,724	417,881	433,037	432,391	430,687
Other liabilities	9,746	9,007	9,064	8,824	8,839
Shareholders' equity	90,534	90,660	91,937	83,753	83,604
Total liabilities and shareholders' equity	$1,536,496	$1,584,625	$1,577,793	$1,583,910	$1,598,968

Book value per common share (A)	$11.18	$11.19	$11.35	$11.28	$11.27
Tangible book value per common share (A)	$10.03	$10.04	$10.18	$10.00	$9.98
Tangible equity / Tangible assets	5.3%	5.2%	5.3%	4.7%	4.7%

NOTE: (A) – Assumes conversion of convertible preferred stock

SUMMIT FINANCIAL GROUP INC. (NASDAQ: SMMF)
Loan Composition

Dollars in thousands	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Commercial	$121,514	$122,508	$125,743	$126,661	$128,707
Commercial real estate	456,120	465,037	457,669	459,671	452,987
Construction and development	151,281	162,080	176,783	183,733	211,849
Residential real estate	370,713	372,867	376,440	376,019	380,351
Consumer	26,974	28,203	29,555	30,179	30,201
Other	5,685	5,652	6,087	5,760	6,133
Total loans	1,132,287	1,156,347	1,172,277	1,182,023	1,210,228
Less unearned fees and interest	1,918	2,011	1,997	2,065	2,190
Total loans net of unearned fees and interest	1,130,369	1,154,336	1,170,280	1,179,958	1,208,038
Less allowance for loan losses	17,843	17,000	13,848	14,305	21,996
Loans, net	$1,112,526	$1,137,336	$1,156,432	$1,165,653	$1,186,042

SUMMIT FINANCIAL GROUP INC. (NASDAQ: SMMF)
Retail Deposit Composition

Dollars in thousands	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Non interest bearing checking	$71,100	$74,119	$68,929	$69,878	$70,483
Interest bearing checking	148,657	148,587	154,683	152,498	155,157
Savings	198,303	188,419	115,767	105,828	94,294
Time deposits	358,191	364,399	363,406	377,749	379,131
Total retail deposits	$776,251	$775,524	$702,785	$705,953	$699,065

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Asset Quality Information
	For the Quarter Ended
Dollars in thousands	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Gross loan charge-offs	$4,606	$3,864	$4,586	$13,288	$522
Gross loan recoveries	(99)	(192)	(127)	(98)	(1,585)
Net loan charge-offs	$4,507	$3,672	$4,459	$13,190	$(1,063)

Net loan charge-offs to average loans (annualized)	1.57%	1.25%	1.51%	4.37%	-0.35%
Allowance for loan losses	$17,843	$17,000	$13,848	$14,305	$21,996
Allowance for loan losses as a percentage
of period end loans	1.58%	1.47%	1.18%	1.21%	1.82%
Nonperforming assets:
Nonperforming loans
Commercial	$511	$431	$431	$680	$637
Commercial real estate	33,907	35,217	22,684	23,287	25,788
Construction and development	16,686	26,328	27,084	29,508	45,194
Residential real estate	4,220	4,563	8,578	8,116	7,933
Consumer	209	403	75	107	31
Total nonperforming loans	55,533	66,942	58,852	61,698	79,583
Foreclosed properties
Commercial real estate	5,086	4,788	4,873	4,561	961
Construction and development	41,261	32,258	25,278	14,904	6,726
Residential real estate	4,215	3,247	1,042	970	120
Total foreclosed properties	50,562	40,293	31,193	20,435	7,807
Other repossessed assets	291	269	1	11	17
Total nonperforming assets	$106,386	$107,504	$90,046	$82,144	$87,407

Nonperforming loans to period end loans	4.90%	5.79%	5.02%	5.22%	6.58%
Nonperforming assets to period end assets	6.92%	6.78%	5.71%	5.19%	5.47%

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Average Balance Sheet, Interest Earnings & Expenses and Average Rates
Q1 2010 vs Q1 2009
	Q1 2010			Q1 2009
	Average	Earnings /	Yield /	Average	Earnings /	Yield /
Dollars in thousands	Balances	Expense	Rate	Balances	Expense	Rate

ASSETS
Interest earning assets
Loans, net of unearned interest
Taxable	$1,145,202	$16,957	6.01%	$1,202,666	$18,146	6.12%
Tax-exempt	6,685	126	7.64%	7,954	162	8.26%
Securities
Taxable	252,500	3,328	5.35%	298,157	4,224	5.75%
Tax-exempt	41,797	689	6.69%	46,040	777	6.84%
Interest bearing deposits other banks
and Federal funds sold	339	11	13.16%	292	-	0.00%
Total interest earning assets	1,446,523	21,111	5.92%	1,555,109	23,309	6.08%

Noninterest earning assets
Cash & due from banks	15,645			17,376
Premises & equipment	24,146			22,720
Other assets	84,777			47,453
Allowance for loan losses	(18,274)			(19,367)
Total assets	$1,552,817			$1,623,291

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Interest bearing liabilities
Interest bearing
demand deposits	$146,700	$173	0.48%	$153,938	$195	0.51%
Savings deposits	194,828	691	1.44%	75,096	341	1.84%
Time deposits	595,837	4,634	3.15%	646,913	6,084	3.81%
Short-term borrowings	44,966	57	0.51%	152,181	211	0.56%
Long-term borrowings and
subordinated debentures	400,687	4,858	4.92%	423,764	4,824	4.62%
	1,383,018	10,413	3.05%	1,451,892	11,655	3.26%
Noninterest bearing liabilities
Demand deposits	70,569			74,492
Other liabilities	7,872			8,017
Total liabilities	1,461,459			1,534,401

Shareholders' equity	91,358			88,890
Total liabilities and
shareholders' equity	$1,552,817			$1,623,291

NET INTEREST EARNINGS		$10,698			$11,654

NET INTEREST YIELD ON EARNING ASSETS			3.00%			3.04%

SUMMIT FINANCIAL GROUP, INC. (NASDAQ: SMMF)
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

	For the Quarter Ended
Dollars in thousands	3/31/2010	3/31/2009

Net income - excluding securities gains/losses	$(102)	$1,739

Securites gains/losses	235	41
Applicable income tax effect	(87)	(15)
	148	26
GAAP net income	$46	$1,765

Diluted earnings per share-
excluding securities gains/losses and
change in fair value of interest rate swaps	$(0.01)	$0.23

Securities gains/losses	0.03	0.01
Applicable income tax effect	(0.01)	-
	0.02	0.01
GAAP diluted earnings per share	$0.01	$0.24

Total revenue - excluding securities gains/losses	$12,513	$13,735

Securities gains/losses	235	41
GAAP total revenue	$12,748	$13,776

Total noninterest income - excluding securities
gains/losses	$2,281	$2,399

Securities gains/losses	235	41
GAAP total noninterest income	$2,516	$2,440